UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 11, 2009

HUNTINGTON BANCSHARES INCORPORATED
(Exact name of registrant as specified in its charter)

Maryland	1-34073	31-0724920
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

Huntington Center
41 South High Street
Columbus, Ohio	43287
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (614) 480-8300

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

o Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

o Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

o Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

o Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02. Unregistered Sales of Equity Securities.

     On May 26, 2009 and June 10, 2009, Huntington Bancshares Incorporated (the “Company”) entered into agreements with certain shareholders (collectively, the “Shareholders”) pursuant to which the Company and the Shareholders agreed to exchange an aggregate of 2,674,378 shares of Company common stock for 16,400 shares of the Company’s 8.50% Series A Non-Cumulative Perpetual Convertible Preferred Stock (the “Series A Preferred Stock”) held by the Shareholders. To the extent the exchanges are not already settled, they will settle on or before June 17, 2009.

     On June 11, 2009, the Company entered into an agreement with certain related shareholders (the “June 11 Shareholders”) pursuant to which the Company and the June 11 Shareholders agreed to exchange shares of Company common stock for up to 55,984 shares of Series A Preferred Stock held by the June 11 Shareholders. The number of shares of common stock to be exchanged will be determined in accordance with a formula that considers the conversion rate of the Series A Preferred Stock and the per share volume-weighted average of the common stock over the next six business days. The exchange will settle on or before June 22, 2009.

     The shares of Company common stock are being issued to the Shareholders and the June 11 Shareholders in reliance upon the exemption set forth in Section 3(a)(9) of the Securities Act of 1933 for securities exchanged by the issuer and an existing security holder where no commission or other remuneration is paid or given directly or indirectly by the issuer for soliciting such exchange.

     Assuming all of the shares of Series A Preferred Stock held by the June 11 Shareholders are exchanged for common shares, the exchanges described in this Current Report on Form 8-K will result in an addition to the Company’s tangible common equity (total common equity less goodwill and other intangible assets) of approximately $72.4 million. These exchanges are part of the additional capital actions to increase regulatory common equity that were announced by the Company on May 20, 2009.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 11, 2009	HUNTINGTON BANCSHARES INCORPORATED

	By:	/s/ Donald R. Kimble
		Name:	Donald R. Kimble
		Title:	Senior Executive Vice President and Chief Financial Officer